Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-93928 and 33-40028) of our reports dated February 27, 2008, with respect to the consolidated financial statements of J.B. Hunt Transport Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of J.B. Hunt Transport Services, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Rogers, Arkansas
February 27, 2008